SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 14, 2005

Date of Report

(Date of earliest event reported)

Merix Corporation

(Exact Name of Registrant as Specified in Charter)

Oregon	0-23818	93-1135197
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1521 Poplar Lane, Forest Grove, Oregon 97116

(Address of principal executive offices, including Zip Code)

503-359-9300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On April 14, 2005, Merix Corporation (“Merix”) entered into a Master Sale and Purchase Agreement (the “Agreement”) with Eastern Pacific Circuits Holdings Limited (“EPC”). Pursuant to the Agreement, Merix will acquire the operations of EPC, a Hong Kong based supplier of printed circuit boards, for a total purchase price of $120 million, subject to adjustment based on changes in working capital and subject to an additional earnout payment of up to $8 million if the business meets certain adjusted EBITDA targets in calendar 2005. Merix’s obligation to close is not subject to the availability of financing.

Merix expects to pay the purchase price in cash at closing using a combination of cash on hand and debt financing. Subject to certain conditions, the transactions contemplated by the Agreement are expected to close in June 2005.

The Agreement includes customary representations, warranties and indemnities. Generally, Merix must make a claim for a breach of most representations or warranties by January 1, 2007. Claims for breaches of certain representations and warranties may be made until July 1, 2007. Generally, EPC’s liability for a breach of a representation or warranty is limited to the escrow amount (initially approximately $16 million). The escrow account is also the source for certain other payments to Merix. Indemnification claims are subject to a deductible and a de minimus threshold. The escrow will be released to EPC over a two-year period.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1     Merix Corporation Press Release dated April 14, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2005	/s/ Janie S. Brown
Janie S. Brown
Sr. Vice President, Chief Financial
Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Merix Corporation Press Release dated April 14, 2005.